Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2008 Fourth Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--January 29, 2009--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the year and fourth quarter ended December 31, 2008. Net income was $4.2 million or $0.65 per basic share and $345,000 or $0.05 per basic share, for the year and fourth quarter ended December 31, 2008, compared to $5.7 million or $0.92 per basic share and $1.3 million or $0.22 per basic share, for the year and fourth quarter ended December 31, 2007. Continued declining net interest margin, expansion costs related to our new offices, and higher levels of nonperforming assets contributed to the decline in net earnings during the fourth quarter of 2008. In addition, we increased our allowance for loan losses to 1.40% of gross loans as of December 31, 2008 as compared to 1.22% at December 31, 2007. Increased levels of past due loans, deterioration in our local economy, and loan growth caused us to increase our reserve for loan losses, increasing the expense from the provision by nearly $2 million during 2008 from $1.36 million in 2007 to $3.34 million in 2008. Our net interest margin tightened 86 basis points from 3.81% for the fourth quarter of 2007 to 2.95% for the fourth quarter of 2008, due to the rapid drop in Fed Funds rates during 2008 and higher funding costs related to the credit crises in the financial sector. Fed Funds declined 400 basis points during 2008, and 175 basis points in the fourth quarter of 2008. During 2008 we opened two full service branches, one in Dunn, NC and one in Garner, NC. Our acquisition of LongLeaf Community Bank earlier this year added two locations, one in Rockingham, NC and one in Southern Pines, NC, and over $60 million of assets. Our operating expenses for 2008 included these four offices which were not part of our company in 2007. Increased nonperforming assets decreased our interest income and operating efficiency during the quarter. Our overall asset quality remained strong during the fourth quarter of 2008 in spite of the continuing recession.

For the three months and year ended December 31, 2008, return on average equity was 2.10% and 6.58%, respectively, compared to 9.81% and 10.82%, respectively, for the same periods in 2007. For the three months and year ended December 31, 2008, return on average assets was 0.15% and 0.52%, respectively, compared to 0.78% and 0.86%, respectively, for the same periods in 2007. We increased the level of dividends paid to our shareholders from the $0.08 per share that was paid in the fourth quarter of 2007 to $0.085 per share paid in the fourth quarter of 2008, an increase of 6.3%.

Net interest margin for the year ended December 31, 2008 of 3.28% fell 56 basis points compared to 3.84% for 2007. Growth in average earning assets of 26.3% over the past year produced a 3.2% increase in total interest income for the year ended December 31, 2008 as compared to the same periods of 2007. The yield on earning assets fell 140 basis points from 7.67% for 2007 to 6.27% for 2008. The cost of funding our assets decreased 112 basis points as our annual cost of interest bearing liabilities went from 4.54% for 2007 to 3.42% for 2008. Total interest expense decreased 1.4% for the year ended December 31, 2008 as compared to 2007. Net interest income after the provision for loan losses for the fourth quarter and year ended December 31, 2008 decreased 17% and 0.5%, respectively, compared to the same periods of 2007. Salaries and benefits expenses for the year ended December 31, 2008 were 22% higher than for 2007 due to our expansion and normal increases in wages and benefits costs. Other operating expenses increased 27.5% for year ended December 31, 2008 as compared to 2007, primarily due to our expansion.

Our balance sheet growth continued in the fourth quarter of 2008. Total assets of $924.5 million at December 31, 2008 increased 30.5%, compared to $708.3 million at December 31, 2007. Net loans of $672 million at December 31, 2008 increased 24.8% compared to $538.6 million at December 31, 2007. Nonperforming assets increased $20 million from December 31, 2007 to December 31, 2008 with $19.6 million of the increase caused by loans placed in nonaccrual status. These loans are collateralized and reserves have been established to absorb probable losses. Total deposits of $722.7 million at December 31, 2008 increased 34.4% from $537.8 million at December 31, 2007. Shareholders' equity was $66.4 million at December 31, 2008, an increase of 21.5% over $54.6 million at December 31, 2007. Book value per share at December 31, 2008 was $9.59 as compared to $8.86 at December 31, 2007. Shareholders' equity as a percentage of total assets was 7.18% at December 31, 2008 as compared to 7.71% at December 31, 2007.

With $924.5 million in total assets as of December 31, 2008, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177